Exhibit 99.1

Warren Resources Announces First Quarter 2015

Financial and Operating Results

•                  Successful drilling of two Upper Marcellus wells under budget.

•                  Reduced lease operating expenses per Mcfe by 43%.

•                  Increased production by 129% to 7.5 Bcfe.

•                  Right sized capital spending program to fund within cash flow.

NEW YORK, May 7, 2015 (GLOBE NEWSWIRE) — Warren Resources, Inc. (Nasdaq: WRES) today reported its first quarter 2015 financial and operating results, including a net loss of $102.3 million, or ($1.26) per basic and diluted share, which includes a non-cash ceiling test write-down of its oil and gas properties totaling $91.4 million. This compares to net income of $8.2 million, or $0.11 per basic and diluted share, reported in the first quarter of 2014. First quarter 2015 adjusted net loss* was $10.9 million compared to adjusted net income of $7.9 million in the first quarter of 2014.

In announcing the results, Lance Peterson, Interim Chief Executive Officer, commented, “Warren has responded to a volatile commodity market environment and has taken action to position the Company to weather these challenging times.  We acted quickly to right-size capital spending, operating costs and G&A to get ahead of a commodity market downturn. We are focusing on operational programs that will allow us to optimize production, build reserves, and seize opportunities in our key markets. We increased our hedging activity to protect the Company against further deterioration of oil and gas prices.  We are actively working on initiatives to increase liquidity and position Warren to respond quickly to a future commodity price recovery and be able to react to opportunities that we feel will develop over the near term.  Warren will continue to execute on a business strategy that ensures our financial health while positioning us for growth, and I remain optimistic about Warren’s potential in the months ahead.”

First Quarter of 2015 Results

Revenue from oil and gas sales decreased $8.3 million in the first quarter of 2015 to $24.6 million, which represents a 25% decrease versus the same quarter in 2014.  Net oil production for the three months ended March 31, 2015 and 2014 was 262 Mbbls and 276 Mbbls, respectively, and the average realized price per barrel of oil for the three months ended March 31, 2015 and 2014 was $40.23 and $94.90, respectively.  Net gas production was 5.9 Bcf in the first quarter of 2015 compared with 1.6 Bcf in the prior year with an average realized price of $2.38 per Mcf compared to $4.18 per Mcf in the prior year.  This increase in gas production reflects an additional 4.6 Bcf of gas produced from our recently acquired Marcellus Assets. In addition, Warren curtailed approximately 1.4 Bcf of Marcellus gas during the quarter due to pricing.

Warren receives fees for transporting first-party gas through our Atlantic Rim intrastate gas pipeline, which connects with the Wyoming Interstate Company (“WIC”) pipeline system. Transportation and gathering revenue totaled $1.2 million for the three months ended March 31, 2015 compared to $1.3 million for the three months ended March 31, 2014.

* Please refer to the section titled “Explanation and Reconciliation of Non-GAAP Financial Measures” at the end of this release for additional information on non-GAAP measures including adjusted net income, discretionary cash flow and EBITDA. For adjusted net income, please additionally refer to the footnote in the adjusted net income reconciliation regarding the change in methodology adopted in the third quarter of 2014.

Lease operating expense increased 32% to $12.5 million for the first quarter of 2015 compared to $9.5 million in the comparable period of 2014.  The increase in total lease operating expense reflects additional operating expense resulting from our recently acquired Marcellus Assets of $3.9 million, which were partially offset by savings we are implementing in our Wilmington Field in California and Atlantic Rim project in Wyoming. This represented a substantial reduction in lease operating expense per Boe, from $17.50 per Boe in the first quarter of 2014 to $10.05 per Boe in the first quarter of 2015.

Depreciation, depletion and amortization expense increased $6.8 million for the first quarter of 2015 to $17.2 million, a 66% increase compared to the corresponding quarter last year.  This increase results from an increase to our full cost pool as a result of the acquisition of the Marcellus Assets during the third quarter of 2014.

The Company recorded an impairment of $91.4 million at March 31, 2015 relating to its ceiling test write down of oil and gas properties.  This resulted from a significant drop in the value of our proved reserves based on lower commodity prices in 2015. The trailing twelve month SEC pricing used in our reserve report for oil decreased 15% from $86.71 at December 31, 2014 to $73.55 at March 31, 2015 and for gas the decrease was 14% from $3.12 at December 31, 2014 to $2.70 at March 31, 2015.

Pipeline operating expenses remained flat at $0.6 million for the three months ended March 31, 2015 and the three months ended March 31, 2014.

General and administrative expenses increased $1.1 million for the first quarter of 2015 to $5.0 million, a 27% increase compared to 2014. This increase resulted from additional salaries and overhead from the acquisition of the Marcellus Assets during the third quarter of 2014 as well as additional stock option expense reflecting executive bonuses paid in equity in lieu of cash.

Interest expense increased $4.5 million to $5.2 million in the first quarter of 2015 compared to the same quarter last year.  This increase was due to the issuance of $300 million of 9% Senior Notes in August 2014 to partially fund the Marcellus Asset acquisition. In addition, interest of $3.2 million was capitalized during this period, which relates to the development of the Marcellus Asset.

Derivative gains of $4.0 million were recorded during the first quarter of 2015. This amount reflects $4.0 million of realized gains and approximately $38 thousand of unrealized losses resulting from mark to market accounting of our oil and gas derivatives.

Operational Update

Marcellus, Pennsylvania

Marcellus net production volumes in the first quarter of 2015 were 4.6 Bcf, or 51.5 MMcf/d compared to expectations of 6.2 Bcf.  Production volumes from the Marcellus were lower than initial guidance during the first quarter primarily due to voluntary curtailment of approximately 15 Mmcf/day of production in response to weak realized pricing on the interstate pipelines. Production curtailments ceased towards the end of the first quarter, after which time production levels have been at approximately 75 Mmcf/day.

Warren’s Marcellus operations for the first quarter included drilling two Upper Marcellus locations and establishing production from two wells completed in the fourth quarter of 2014. Both operations were completed successfully at 5% below budget during the first quarter.  The Upper Marcellus locations were drilled and casing set, and are currently waiting on completion.  Warren production results from the two newly completed wells have also been strong, with combined initial production rates in excess of 30 Mmcf/day gross and 30 day average rates of production for the two wells under a choked flow regime being 22 Mmcf/day gross.

Completion of the Upper Marcellus locations is planned for the second part of the year.  The Upper Marcellus represents significant upside potential for the Company, with no proved reserves currently booked for the 48 additional Upper Marcellus locations identified across Warren’s acreage.

Realized natural gas prices averaged $2.42/Mcf in the Marcellus in the first quarter of 2015, compared to $2.90/Mcf from the fourth quarter of 2014.

Warren’s capital expenditures totaled $6.3 million in the Marcellus in the first quarter of 2015.

Wilmington Field, California

Warren did not drill any new wells in the first quarter of 2015 at either the Wilmington Townlot Unit (“WTU”) or the North Wilmington Unit (“NWU”). Our operations have focused on optimizing current production levels and reducing lease operating expenses along with supplier costs. We have also reduced staffing levels as a result of the reduction in drilling/well workover activities.

First quarter capital expenditures for the Wilmington Field were $0.5 million. These capital expenditures were for facilities, infrastructure costs and other related items.

Realized oil prices averaged $40/Bbl for the first quarter of 2015, compared to $95/Bbl in the same period in 2014 and $63/Bbl from the fourth quarter of 2014.

Wyoming Coalbed Methane (CBM)

Warren did not drill any new wells in the first quarter of 2015 in the Spyglass Hill Unit in the Atlantic Rim area of Wyoming, pending recovery of pricing and conclusion of a modified operational plan in light of previously discussed dewatering studies completed on the unit. In the interim, our operations are focused on optimizing current production levels and reducing lease operating expenses along with supplier costs.

Realized natural gas prices averaged $2.38/Mcf in Wyoming in the first quarter of 2015, compared to $4.18/Mcf in the same period in 2014 and $2.91/Mcf in the fourth quarter of 2014.

Debt and Liquidity

Our cash and cash equivalents increased approximately $1.3 million to $3.0 million during the three months ended March 31, 2015.  This resulted from cash provided from operating activities of $6.0 million and cash provided by financing activities of $18.7 million being offset by cash used in investing activities of $23.4 million.

Cash provided by operating activities was primarily generated by oil and gas operations. Cash used in investing activities was primarily spent on capital expenditures for the development of oil and gas properties.  Cash provided by financing activities primarily represents the funds received from our credit line.

Capital additions for the three months ended March 31, 2015 were approximately $8 million and consisted of $6.3 million in drilling and development costs in the Marcellus Assets, $0.5 million for facilities in our California properties and $1.2 million of development costs in our Wyoming properties.

As of March 31, 2015, the Company had borrowed $153.7 million under its five year credit facility and as of May 6, 2015, we had a total outstanding under the facility of $158.7 million and a cash balance of $8.8 million.  The borrowing base on our credit facility is subject to semi-annual redeterminations in the Spring and Fall of each year as well as other discretionary redeterminations upon the occurrence of specified events. We expect that our borrowing base will be reduced, perhaps significantly, upon conclusion of the semi-annual Spring redetermination due to reductions that are being made to bank price decks in response to the recent declines in oil and gas pricing. In the event that market conditions continue to deteriorate, the Company’s ability to comply with maintenance covenants under the credit facility may also be impacted. We continue to manage liquidity risks carefully in light of these factors, and have accordingly scaled back our capital expenditure budget and are also evaluating other measures to further improve our liquidity, including, the sale of equity or debt securities, the sale of certain assets, entering into joint ventures with third parties, additional commodity price hedging and other monetization of assets strategies. Management believes that these actions will enable the Company to meet its liquidity requirements through the remainder of 2015.

Production Guidance

Despite reductions in 2015 development activity in the Wilmington field, Warren continues to expect strong total production, primarily due to continued outperformance of gas production from the Marcellus as compared to type curves.  In addition, with a relatively moderate projected base decline rate in the waterflood properties of the Wilmington field and a strong inventory of locations in that field, Warren is well positioned to return to oil production growth once oil prices recover.

The table below sets forth Warren’s net production forecast for second quarter and full year 2015 based on the information available at the time of this release.

	Three Months ending	Full Year ending
	June 30, 2015	December 31, 2015

Oil (MBbl)	235 – 255	900 – 1,000

Gas (MMcf)	7,000 – 8,000	36,000 – 37,000

Oil Equivalent (MBoe)	1,402 – 1,588	6,900 – 7,167

Gas Equivalent (MMcfe)	8,410 – 9,530	41,400 – 43,000

Hedges

The Company’s current hedges in place as of May 6, 2015 are as noted in the table below:

Type	Benchmark	Price	Quantity	Period

Oil Hedges
Swap	NYMEX Oil	$50.00	1,300 Bbl/d	02/01/15 - 09/30/15
Swap	NYMEX Oil	$57.00	400 Bbl/d	03/01/15 - 09/30/15
Collar	NYMEX Oil	$50.00-$64.55	500 Bbl/d	10/01/15 – 03/31/16
Collar	NYMEX Oil	$50.00-$69.10	500 Bbl/d	10/01/15 – 12/31/15
Collar	NYMEX Oil	$50.00-$72.50	500 Bbl/d	01/01/16 – 12/31/16

Natural Gas Hedges
Swap	NYMEX Gas	$4.18	3,000 MMBtu/d	01/01/15 - 12/31/15
Swap	NYMEX Gas	$4.02	3,000 MMBtu/d	01/01/15 - 06/30/15
Swap	NYMEX Gas	$3.20	10,000 MMBtu/d	04/01/15 - 10/31/15
Swap	NYMEX Gas	$3.16	10,000 MMBtu/d	04/01/15 - 10/31/15
Swap	NYMEX Gas	$2.94	15,000 MMBtu/d	02/01/15 - 12/31/15
Swap	NYMEX Gas	$2.97	10,000 MMBtu/d	03/01/15 - 06/30/15
Swap	NYMEX Gas	$3.05	5,000 MMBtu/d	04/01/15 - 03/31/16

Financial and Statistical Data Tables

Following are financial highlights for the comparative three months ended March 31, 2015 and March 31, 2014. All production volumes and dollars are expressed on a net revenue interest basis.

	Three Months Ended March 31, (Unaudited)
	(in thousands, except share
	and per share data)
	2015	2014
Operating revenues
Oil and gas sales	$24,590	$32,879
Transportation revenue	1,188	1,323

Total revenues	25,778	34,202

Operating expenses
Lease operating expense and taxes	12,508	9,502
Depreciation, depletion and amortization	17,191	10,354
Impairment	91,375	—
Transportation expenses	577	565
General and administrative	5,019	3,966

Total operating expenses	126,670	24,387

Income (loss) from operations	(100,892)	9,815

Other income (expense)
Interest and other income	17	134
Interest expense	(5,234)	(754)
Loss on contingent consideration	(130)	—
Gain (loss) on derivative financial instruments	3,960	(993)

Total other income (expense)	(1,387)	(1,613)

Income (loss) before taxes	(102,279)	8,202

Deferred income tax benefit	(8)	(8)

Net income (loss)	(102,271)	8,210

Less dividends and accretion on preferred shares	3	3

Net income (loss) applicable to common stockholders	$(102,274)	$8,207

Earnings (loss) per share — Basic	$(1.26)	$0.11
Earnings (loss) per share — Diluted	(1.26)	0.11

Weighted average common shares outstanding — Basic	80,869,169	73,104,129
Weighted average common shares outstanding — Diluted	80,869,169	73,215,840

Production Volumes and Commodity Price Realizations

	For the Three Months Ended March 31 (unaudited)
	2015	2014

Production:
Gas — MMcf	5,899	1,603
Oil — MBbls	262	276
Total Equivalents (MBoe)	1,245	543
Total Equivalents (MMcfe)	7,470	3,258

Realized Prices (before hedges):
Gas ($/Mcf)	$2.38	$4.18
Oil — ($/Bbl)	40.23	94.90
Total Equivalents ($/Boe)	19.75	60.54
Total Equivalents ($/Mcfe)	3.29	10.09

Explanation and Reconciliation of Non-GAAP Financial Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP measures provide useful information for investors because the Company utilizes non-GAAP measures internally to evaluate the performance of its operations, and many of those same measures are commonly used by industry analysts to evaluate a company’s operations, as well as for comparison purposes to industry peers.

•                  Adjusted net income, a non-GAAP measure, excludes from the calculation of net income, the impact of unrealized non-cash gains or losses related to the mark to market of hedging contracts, as well as other non-recurring items and other extraordinary items. Management views this measure as offering a more accurate picture of our current business operations because unrealized hedging gains and losses are accounting adjustments and have no cash impact on our operations. Additionally, by excluding non-recurring items, adjusted net income enables a better comparison of the ongoing prospects of the business to previous periods.

•                  Discretionary cash flow, a non-GAAP measure, excludes the impact of changes in working capital from the calculation of cash flow from operations. Management views this measure as useful because it is widely accepted by the investment community as a means of measuring a company’s ability to fund its capital expenditures, while at the same time excluding the fluctuations caused by changes in current assets and liabilities.

•                  EBITDA (earnings before interest expenses, income taxes, depreciation and amortization) is a non-GAAP measure. Management views this measure as useful because it indicates the Company’s ability to generate cash flow at a level that can sustain its operations and support its capital investment program. EBITDA is a commonly used measure by the Company and industry peers to evaluate and compare operational performance, as well as plan our capital expenditure programs. EBITDA is not a calculation based on GAAP, and, in measuring our Company’s performance, should not be considered as an alternative to net income/(loss) applicable to common shareholders, which is the most directly comparable GAAP financial measure.

Investors should not consider these non-GAAP measures in isolation or as substitutes for income or loss from operations, cash flow from operations or any other measures for determining a Company’s operating performance that is calculated in accordance with GAAP. In addition, because adjusted net income, discretionary cash flow and EBITDA are non-GAAP measures, they may not necessarily be comparable to similarly titled measures employed by other companies or research analysts, which may calculate these figures differently than we do, limiting their usefulness as comparative measures. A reconciliation of net income to adjusted net income, cash flow from operations to discretionary cash flow and net income to EBITDA for the three months ended March 31, 2015 and 2014 is provided in tables below.

Adjusted Net Income

The following table reconciles net income applicable to common shares to adjusted income (in thousands):

	For the Three Months Ended March 31
	2015	2014

Net income (loss) applicable to common shares	$(102,274)	$8,207
Unrealized derivative (gains) losses	38	(807)
Severance expense*	—	476
Impairment	91,375	—
Adjusted net income (loss)	$(10,861)	7,876
Adjusted net income (loss) per fully diluted share	$(0.13)	$0.11

*Warren changed its reconciliation methodology in 3Q14 to reflect an adjustment for severance expense vs. “non-recurring G&A” in prior quarters.

Discretionary Cash Flow

The following table reconciles net cash provided by operating activities to discretionary cash flow* (in thousands):

	For the Three Months
	Ended March 31
	2015	2014

Net cash provided by operating activities	$5,992	$15,491
Net changes in working capital	2,040	2,830
Discretionary cash flow*	$8,032	$18,321
Discretionary cash flow per fully diluted share	$0.10	$0.25

*Cash flow from operations before changes in working capital

EBITDA

The following table reconciles net income to EBITDA (in thousands):

	For the Three Months
	Ended March 31
	2015	2014

Net income (loss) applicable to common shares	$(102,274)	$8,207
Interest Expense	5,234	754
Income Tax Expense (Benefit)	(8)	(8)
DD&A	17,191	10,354
EBITDA	$(79,857)	$19,307

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in the Los Angeles Basin in California, and natural gas in the Marcellus Shale in Pennsylvania and Washakie Basin in Wyoming.

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. A number of factors may cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: changes in oil and gas prices and hedging activities undertaken in relation thereto; changes in expected levels of oil and gas reserve estimates and production estimates; the inability to drill wells on a substantial portion of our acreage due to insufficient capital, market conditions or other factors; the timing and results of drilling and other development activities; any inability to hold substantial leases; governmental and environmental regulations and permitting requirements and delays; the availability of capital and credit market conditions; unsuccessful exploratory activities; unexpected cost increases; delays in completing production, treatment and transportation facilities; the availability and cost of obtaining equipment and technical personnel; operating hazards; risks associated with the availability of acceptable transportation arrangements; unanticipated operational problems; potential liability for remedial actions under existing or future environmental regulations; changes in tax, environmental and other laws applicable to our business as well as general domestic and international economic and political conditions; concentration of customers; inability to replace reserves as they are produced; climate change; computer security breaches; and factors that may affect our common stock including the numbers of shares subject to registration rights; stock price volatility; anti-takeover measures in our organizational documents; and any failure to make appropriate assumptions or estimates in the preparation of our financial statements or to maintain adequate internal control over financial reporting. All forward-looking statements are made only as of the date hereof and, unless legally required, the Company undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise. Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other public filings and press releases.

CONTACT:	Jeff Keeler
212-697-9660